Exhibit 10.2
February 9, 2007
Stonepath Group, Inc.
2200 Alaskan Way, Suite 200
Seattle, Washington
Attention: Mr. Bob Arovas
Dear Sirs:

RE:	Proposed Financing by Mass Financial Corp.
     The following letter agreement sets out the terms upon which Mass Financial Corp. or one of its affiliates (“Mass”) will provide financing to Stonepath Group, Inc. (“Stonepath”). The terms are as follows:
1.	Assignment: Mass expects to purchase from Laurus Master Fund. Ltd. (“Laurus”) all the amounts loaned by Laurus to Stonepath together with all of the various security granted by Stonepath to Laurus (the “Assignment”).
2.	Financing: Mass will provide or arrange a revolving line of credit in the amount of $20 million (the “LOC”), which LOC will be convertible into common shares of Stonepath at a conversion rate equal to 85% of the per share of common stock value to be established by a third party

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Dina House, Ruttonjee Centre
11 Duddell Street, Central
Hong Kong
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independent valuator jointly appointed by Mass and Stonepath. Any advances may only be drawn down against Stonepath’s receivables meeting acceptable credit standards, or such other purpose as approved in advance by Mass, all as determined by Mass in its sole discretion. The LOC will contain terms and provisions customary for lines of credit made in a transaction of a similar nature to that contemplated herein.
3.	Additional Financing: Mass will be granted a right of first refusal to arrange any additional financing required by Stonepath for a period of three (3) years following the date of this Letter Agreement, at applicable market rates in the circumstances at the time, and upon terms and conditions to be negotiated in good faith.
4.	Security: All security granted to Laurus will continue to act as security for and will be assigned to Mass in connection with the Assignment. As further security for Mass agreeing to complete the Assignment and the LOC, Stonepath agrees, subject to consent by SBI Brightline, LLC, (“Asia Lender”), that it will assign, pledge and grant a continuing security interest, in second position behind the Asia Lender, in and upon all of the assets and collateral owned by Stonepath Holdings (Hong Kong) Limited, Stonepath Freight Express (Hong Kong) Limited, G-Link Express Logistics (Singapore) Pte. Ltd., G-Link Express Logistics (Cambodia) Pte. Ltd., G-Link Express Logistics (Penang) Sdn. Bhd., G-Link Express Logistics (KL) Sdn. Bhd., G-Link Express Logistics (JB) Sdn. Bhd., Planet Logistics Express (Singapore) Pte. Ltd., Group Logistics Pte. Ltd., Shaanxi Sunshine Cargo Services International Co. Ltd., Shaanxi Sunshine Cargo Services (Hong Kong) Co., Ltd., Stonepath Logistics (China) Limited, Glink Express Freight (Asia Pacific) Pte. Ltd., Stonepath Logistics (Asia Pacific) Pte. Ltd. and Stonepath Logistics (Hamburg) GmbH (collectively, the “Asian Companies”). If a second position security interest cannot be

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11 Duddell Street, Central
Hong Kong
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obtained, Stonepath agrees to grant a negative pledge that it will not grant any other security interest over the assets or shares of the Asian Companies.
5.	Pledge: As further security for Mass agreeing to complete the Assignment and the LOC, Stonepath agrees that it will also cause all shares of stock of its subsidiaries, which were previously pledged under a Stock Pledge Agreement dated August 31, 2005, to be registered in the name of Mass.
6.	Board: Within two (2) days following the closing of the Assignment, Stonepath will reduce the number of directors on its board of directors to three (3), which persons will consist of independent non-management representatives with qualifications acceptable to Mass. At closing of the transactions contemplated by this Letter Agreement, Stonepath will purchase a tail directors and officers liability policy, provided that the cost of such policy is reasonable and Stonepath has sufficient funds to purchase such policy.
7.	Management: Stonepath shall use its best efforts to ensure each of Bob Arovas and Bob Christensen continues their employment with Stonepath for a period of at least one (1) year from the date of this Letter Agreement.
8.	Transaction Fees: In connection with the Assignment and the LOC, Stonepath will pay to Mass a transaction fee of $2,500,000 (the “Transaction Fee”). The Transaction Fee will be payable on closing of the LOC and may be paid from an advance on the LOC. At the sole discretion of Mass, the Transaction Fee will be convertible into common shares of Stonepath at the same rate as under the LOC.
9.	Merchant Banking Fees: In connection with arranging the LOC, Stonepath will pay to Mass a non-refundable commitment fee of

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Hong Kong
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$1,200,000 (the “Merchant Banking Fee”), which may be paid from an advance on the LOC. At the sole discretion of Mass, the Merchant Banking Fee will be convertible into common shares of Stonepath at the same rate as under the LOC. Stonepath acknowledges and agrees that the Merchant Banking Fee is payable to Mass as consideration for the time, effort and expenses of Mass and its employees and agents to:
(a)	review and/or study documents pertaining to the transaction(s) contemplated hereby (including but not limited to any credit reports and financial statements);

(b)	underwrite the LOC;

(c)	reserve funds in contemplation of the LOC; and

(d)	forego any opportunities to use the funds elsewhere.
Stonepath agrees that the actual determination of the costs and expenses so incurred by Mass is not feasible, and the Merchant Banking Fee represents a reasonable estimate thereof and is payable to Mass in the manner set out below without set-off, abatement or deduction.
Stonepath further agrees that the Merchant Banking Fee will be earned and payable by Mass on its issuance of the LOC to Stonepath.
10.	Break Fees: Should Stonepath elect to enter into an alternative financing transaction with a third party within three (3) months after signing this Letter Agreement, a break-up fee of $750,000 in cash will immediately become due and payable to Mass.
11.	Access to Information: The parties hereto agree that immediately upon execution of this Letter Agreement, Mass and its respective advisors will have full access during normal business hours to, or Stonepath will deliver

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to Mass, such information and copies of all documents as reasonably requested by Mass, all upon reasonable notice to Stonepath.
12.	Condition(s) Precedent for Mass: The obligation of Mass to proceed with the transactions contemplated by this Letter Agreement will be subject to satisfaction or written waiver by Mass of conditions precedent customary for loan transactions like the LOC, including without limitation the following condition(s) (the “Conditions Precedent”):
•	review and approval of all materials in the possession and control of Stonepath which are germane to the decision to complete the Assignment and the LOC;

•	loan and security documentation and guarantees appropriate to the risks identified by due diligence conducted by Mass and its advisors;

•	Mass and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and Mass are satisfied with the results of such due diligence;

•	Mass having had a reasonable opportunity to review the audited financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of Stonepath, prepared in accordance with generally accepted accounting principles and that Mass are satisfied with the content of such financial statements;

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Hong Kong
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•	satisfactory arrangements being made to continue the employment of Bob Arovas and Bob Christensen with Stonepath for at least one year from the date of this Letter Agreement;

•	Mass consummating the Assignment;

•	Stonepath obtaining consent from any parties from whom consent to any of the transactions contemplated by this Letter Agreement is required;

•	no material adverse change having occurred in connection with the business of Stonepath;

•	no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this Letter Agreement;

•	a satisfactory legal opinion being available from counsel for Stonepath;

•	approval of the Board of Directors of Mass being obtained; and

•	approval of the Board of Directors of Stonepath and, if required, approval of all of the securityholders of Stonepath being obtained.
13.	Expenses: At the date of the first advance under the LOC, Stonepath will pay all legal fees incurred by Mass to date.
14.	Closing: The closing (the “Closing”) of the transactions contemplated by this Letter Agreement will occur not later than 30 days following the satisfaction or written waiver by Mass of the Conditions Precedent. The Closing may take place by exchange of the appropriate solicitor’s undertakings, which will involve each party’s solicitors delivering to his or her counterpart all required cash and documentation, to be held in trust

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Hong Kong
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and not released until all such cash and documentation has been executed and delivered to the respective parties hereto.

15.	Confidentiality: All negotiations regarding this Letter Agreement will be confidential and will not be disclosed to anyone other than respective advisors and internal staff of the parties and necessary third parties, such as lenders approached for financing. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party.
16.	Binding Agreement: Mass and Stonepath agree that this Letter Agreement creates a binding and enforceable contract which will be enforceable.
17.	Proper Law: This Letter Agreement will be governed by and construed in accordance with the law of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the Province of British Columbia in any proceeding hereunder.
18.	Currency: All references to “$” in this Letter Agreement shall refer to currency of the United States of America.
19.	Counterparts and Electronic Means: This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter Agreement as of the date of successful transmission to us.

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Hong Kong
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20.	Further Assurances: The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Letter Agreement.
21.	Assignment: This Letter Agreement and any benefits hereunder may not be transferred, assigned or otherwise disposed of by Stonepath to any other party without the prior written consent of Mass. Mass may assign any portion of this Letter Agreement to any of its affiliates.
22.	Damages Inadequate: Each of the parties hereto acknowledges and agrees that damages at law may be an inadequate remedy for a breach or threatened breach of this Letter Agreement and hereby agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder will be enforceable by specific performance, injunction, or other equitable remedy.
23.	Electronic Means: Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.
24.	Enurement: This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.
25.	Notices: Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by

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Dina House, Ruttonjee Centre
11 Duddell Street, Central
Hong Kong
Phone + 852 2537 3613 Facsimile + 852 2537 3689

notice in writing to the other parties and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

26.	Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter Agreement by no later than by 4:00 p.m. on February 9, 2007. Facsimile is acceptable.
Yours truly,
MASS FINANCIAL CORP.
James M. Carter
Vice President
The above terms are accepted this 9th day of February, 2007.
STONEPATH GROUP, INC.
Bob Arovas
Chief Executive Officer

Unit 803 — 8th Floor	9
Dina House, Ruttonjee Centre
11 Duddell Street, Central
Hong Kong
Phone + 852 2537 3613 Facsimile + 852 2537 3689